EXHIBIT10.1

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TOP INTEREST INTERNATIONAL LIMITED.

AND

SHENZHEN DINGYI INVESTMENT CONSULTING COMPANY CO., LTD

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Agreement on Transfer of Shares of SHENZHEN XIN KAI YUAN INFO CONSULT CO.,LTD.

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SEPTEMBER 22, 2008

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Party A: TOP INTEREST INTERNATIONAL LIMITED.

Registration Number: 535643

Registration address: 16th FL, Office Tower, Convention Plaza, 1 Harbour Rd, Hong Kong

(Here in after the "Transferor")

Party B: SHENZHEN DINGYI INVESTMENT CONSULTING COMPANY CO., LTD

Registration Number: 440301103034433

Registered address: Room A01-2, 15th FL, An Lian Tower, 4018 Jin Tian Rd, Shenzhen, China

(Here in after the "Transferee")

WHEREAS:

     1. SHENZHEN XIN KAI YUAN INFO CONSULT CO., LTD (hereinafter "Xin Kai Yuan") is an information search platform that is engaged in the business of providing information search engine, online web application and image designing service. It is legally established on February 24th, 2004 and validly existing under Chinese laws. Its registered capital is RMB $1,000,000. The transferor Top Interest International Limited owns 70% of Xin Kai Yuan’s total equity interest; Lian Haibin owns 20% of Xin Kai Yuan’s total equity interest; Liu Yi Ming owns 10% of its total equity interest.

     2. The Transferee is a legal entity legally established and validly existing under the laws of PRC. It desires to accept all shares of Xin Kai Yuan held by the Transferor.

     In consideration of the foregoing share transfer, the parties hereby agree as follows through friendly consultation in accordance with relevant laws and regulations and in the spirit of mutual benefit, honesty and good faith:

I. Share Transfer

     1. The Transferor agrees to transfer all of its shares of  Xin Kai Yuan to the Transferee on the Transfer Effective Date (as defined hereinafter) provided under Article III of this Agreement according to terms and conditions of this Agreement. The Transferee agrees to accept such shares according to terms and conditions of this Agreement (hereinafter "Share Transfer Agreement").

     2. Unless otherwise provided under this Agreement, the Transferee shall become the legal owner of the shares contemplated to be transferred under this Agreement and have all rights and obligations in respect of Share Transfer (such rights including all rights, interests and duties in respect of its contribution), and the Transferor shall not have any right, obligation or responsibility in respect of Share Transfer, as of the Transfer Effective Date provided under Article III of this Agreement.

     3. The parties hereto agree to effect all procedures in respect of Share Transfer according to the terms and time provided under this Agreement, including without limitation securing approval documents for Share Transfer/acceptance according to the laws of their respective incorporation place.

     4. The Transferor shall transfer to the Transferee any and all materials held by the Transferor necessary for appropriate exercise of shareholder rights by the Transferee as of the Share Transfer Effective Date of this Agreement, including without limitation board resolutions and minutes of Xin Kai Yuan, all seals of Xin Kai Yuan (including without limitation corporate seal, finance seal and contract seal), approval documents of Xin Kai Yuan, approval documents from PRC governmental authorities, business license (originals and copies), certificates, checkbooks, materials relating to bank account and changes
Thereto property title documents and approvals.

II. Share Transfer Price and Payment

     1. The parties hereto agree that the price of Share Transfer is RMB $1.00 (hereinafter "Share Transfer Price") and the transferee agrees to take all the obligations and debt of Xin Kai Yuan in respect of the ownership of equity interest as of  the Share Transfer Effective date.

     2. The parties hereto agree that the Transferee shall pay to the Transferor RMB $1.00 by cash upon the Share Transfer Effective date. If Share Transfer fails to be effective within 90 days after execution of this Agreement by reasons other than those on the part of the Transferee after the Transferee effected the payment to the Transferor, the Transferor shall refund to the Transferee full amount of the payment at the earlier of: (1) within five working days after the Transferor is expressly informed that Share Transfer fails to be effective as scheduled, or (2) 90 days after execution of this Agreement.

III. Effective Date of this Agreement and of Share Transfer

     1. This Agreement shall be effective upon execution by the parties hereto or their respective authorized representatives and affixture of seals.

     2. Share Transfer contemplated under this Agreement shall be effective upon realization of all conditions precedent set out below, and the date of realization shall be Share Transfer Effective Date:

(1) This Agreement is legally executed by the parties hereto or their respective authorized representatives;

(2) This Agreement and the Share Transfer contemplated hereunder are approved for transfer/acceptance by the respective authorities of Transferor and Transferee;

        (3)  This Agreement and the Share Transfer contemplated hereunder are approved by the original  approval authority, all the filing and registration process with the Chinese Administration of Industry and Commerce have been completed in accordance with the relevant PRC rules and regulations, and approval documents by are secured;

(4) Other legal documents required for the Share Transfer have been appropriately secured and relating procedures or formalities have been validly effected.

     3. The parties hereto shall, in good faith, complete any activities necessary for effecting the Share Transfer provided hereunder within 90 days after this Agreement is effective or any time otherwise agreed upon by both parties, including without limitation executing or causing third party to execute any document or application, or securing any relevant approval, consent or permit to effect performance of this Agreement.

     4. The Transferor agrees that the Share Transfer shall not be effective until all conditions precedent set out in Section 2 of this Article are realized within agreed-upon time, and the Transferee bears no liability therefore unless the failure of such realization is caused by the error of the Transferee. If such condition precedent fails to be realized according to the terms or within the time provided hereunder due to the error of the Transferor, the Transferor shall be liable to any losses or expenses thus incurred by the Transferee; if such condition precedent fails to be realized according to the terms or within the time provided hereunder due to the error of the Transferee, the Transferee shall be liable to any losses or expenses thus incurred by the Transferor.

IV. Representations, Covenants and Warranties of the Transferor

     1. Xin Kai Yuan is a limited liability company legally established and validly existing under Chinese laws. The Transferor has duly paid up its subscribed capital in light of capital percentage and secured corresponding share rights according to laws. The Transferor has performed all of its obligations as shareholder in strict compliance with articles of association of Xin Kai Yuan.

     2. The Transferor has all rights, powers and authorities to enter into and perform all duties and responsibilities under this Agreement. This Agreement is legally binding upon the Transferor upon execution.

     3. The Transferor legally and actually owns the shares intended to be transferred under this Agreement, and is capable in right and action to transfer such shares, and has secured all necessary approvals therefore.

     4. Execution or performance of this Agreement by the Transferor does not breach laws, articles of association, contracts, agreements or any other legal documents which the Transferor is subject to.

     5. The shares intended for transfer are complete and have not been pledged subject to any preferential right or any third party interest, or have any right defect.

     6. The balance sheet of Xin Kai Yuan and other financial materials and information provided by the Transferor to the Transferee are complete, true and accurate. Except for the liabilities (including actual liabilities and contingent liabilities) disclosed by the Transferor to the Transferee, Xin Kai Yuan has no other liabilities ("Undisclosed Liabilities"). If any Undisclosed Liabilities exist, the Transferor shall be liable for its full repayment. If the Transferee or Xin Kai Yuan suffers any loss due to Undisclosed Liabilities, the Transferor shall be liable to all damages therefore.

     7. There exists no breach of law, proceedings or potential proceedings in respect of tax, accounting, employment, insurance and property of Xin Kai Yuan.

V. Representations, Covenants and Warranties of the Transferee

     1. The Transferee is the legal person legally established and validly existing under the laws of PRC.

     2. The Transferee has full rights to conduct the matters in respect of accepting shares from the Transferor as provided under this Agreement, and has secured all approvals and/or authorizations in respect of execution and performance of this Agreement.

     3. Execution or performance of this Agreement by the Transferee is in no breach of the laws, articles of association, contracts, agreements or other legal documents which the Transferee is subject to.

     4. The Transferee shall perform the obligation of paying transfer price to the Transferor in strict compliance with terms of this Agreement, and warrant not to withdraw contribution after such payment obligation is fulfilled and the registration of the company is changed.

VI. Confidentiality

    Unless expressly required by relevant Chinese laws and regulations, relevant articles of association, or other applicable laws and regulations, no party shall disclose the terms of this Agreement to any third party other than the parties hereto without the prior written consent of the other party before completion of the transaction.

VII. Fees and Expenses

     1. The parties hereto agree to bear their respective fees incurred for engagement of lawyers, accountants, appraisers, financial advisors and other professionals.

     2. Any taxable liability incurred under the Share Transfer shall be paid by the Transferor and the Transferee respectively according to PRC laws.

     3. Any other expenses occurred in connection with the Share Transfer (including without limitation the expenses relating to change registration at I Chinese Administration of Industry and Commerce bureau) shall be equally paid by the Transferor and the Transferee.

VIII. Other Matters relating and Amendment to this Agreement

     1. The parties hereto agree to further negotiate other matters in respect of this Agreement after execution of this Agreement and enter into supplemental agreement in writing. Such supplemental agreement constitutes an integral part of this Agreement.

     2. Any amendment to this Agreement shall be in writing and signed by both parties. Any amendment or addition shall constitute an integral part of this Agreement.

IX. Breach Liability

     1. Any party hereto shall be deemed in breach of this Agreement if such party:

          (1)  fails to perform any obligation under this Agreement;

          (2)  breaches any of its representation, covenant or warranty made under this Agreement; or

          (3)  its representation or warranty made under this Agreement is inconsistent with facts or  misleading (in good faith or in bad faith).

     2. Under occurrence of such breach, the non-breaching party has the right to require the breaching party to correct within 10 days; if the breaching party fails to correct within the specified time, the non-breaching party has the right to terminate this Agreement and claim damages from the breaching party.

     3. The parties hereto covenants to each other that without prejudice to the right to claim damages by the non-breaching party against the breach of covenant, warranty or obligation by the breaching party under this Agreement, the breaching party shall be liable to the following damages as required by the non-breaching party:

(1) A certain sum of damages which is sufficient to restore both parties to the status as if the Agreement is not breached;

          (2)  Expenses or costs directly or indirectly incurred by the  non-breaching party arising out of the breach of the Agreements (including without limitation litigation, arbitration and/or lawyer fees reasonably incurred by the non-breaching party).

X. Dispute Resolution

     1. Any dispute arising out of or relating to this Agreement shall be settled by the parties hereto through friendly consultation.

     2. If any dispute is not settled through friendly consultation by the parties hereto within thirty days after its occurrence, such dispute shall be submitted to the Chinese Court for arbitration according to its rules then in effect. The award of arbitration is final and binding upon both parties. The seat of the arbitration is in Shenzhen, China.

     3. If any provision of this Agreement shall be determined to be invalid according to relevant laws, the remaining of this Agreement shall continue to be valid and enforceable.

XI. Applicable Laws

     The execution, validity, interpretation and performance of this Agreement, and dispute resolution thereof shall be governed by relevant laws of China.

XII. Agreement Right

     No party shall assign its rights under this Agreement without prior written consent of the other party. Respective successors and permitted assigns of the parties hereto are subject to provisions of this Agreement.

XIII. Entire Agreement

    This Agreement constitutes all representations and agreements between the parties hereto and supersedes all prior oral and written representations, warranties, understandings and agreements between the parties relating to the subject matter of this Agreement. The parties hereto agree and acknowledge that any representation or covenant that is not provided under this Agreement shall not constitute basis of this Agreement and, therefore, shall not be the basis to determine respective rights and obligations of the parties or to interpret terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

By: /s/

Party A: TOP INTEREST INTERNATIONAL LIMITED.

Legal Representative/Authorized Representative:

Date: September 22, 2008

By: /s/

Party B: SHENZHEN DINGYI INVESTMENT CONSULTING COMPANY CO., LTD

Authorized Representative:

Date: September 22, 2008